Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES 2025 YEAR-END OPERATING RESULTS

South Bend, IN. February 19, 2026 (GLOBE NEWSWIRE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN:STRW) (the “Company”) reported today its operating results for the year ended December 31, 2025.

Select 2025 Financial Highlights

●	100% of contractual rents collected.

●	On January 1, 2025, the Company entered into a new master lease for 10 Kentucky properties formally part of the Landmark Master Lease. Base rent is $23.3 million a year and is subject to an increase based on CPI with a minimum increase of 2.50%. The initial lease term is 10 years with four 5-year extension options. Also, as part of the negotiation of the new Kentucky Master Lease, the Company entered into a 5 year note payable with the parent of the Landmark tenant for $50.9 million dollars, included in Note Payable in the accompanying condensed consolidated balance sheets.

●	On January 2, 2025, the Company acquired 6 facilities consisting of 354 beds in Kansas. The acquisition was $24.0 million and the Company funded the acquisition utilizing cash from the condensed consolidated balance sheets. The Company formed a new master lease for an initial 10-year period that included two 5-year extension options on a triple-net basis. Additionally, the lease will increase the Company’s annual rents by $2.4 million and is subject to 3% annual increases.

●	On June 24, 2025, the Company issued 312.0 million NIS in Series B Bonds on the TASE, which is approximately $89.5 million. The bonds are unsecured, were issued at par and have a fixed interest rate of 6.70%. Repayment of the bond principal, at 4% of the principal, will be paid in the years 2026 through 2028, with the remaining 88% due in June 2029. Interest payments will be due semi-annually on June 30th and December 30th of the years 2025 through maturity in 2029.

●	On July 1, 2025, the Company completed the acquisition of nine skilled nursing facilities, comprised of 686 beds, located in Missouri. The acquisition was for $59.0 million and the Company funded the acquisition utilizing cash from the condensed consolidated balance sheets. Eight of the facilities were leased to the Tide Group and were added to the master lease the Company entered into in August 2024. This acquisition increased Tide Group’s annual rents by $5.5 million. These properties are subject to an annual rent increase of 3% and the initial term is 10 years. The ninth facility was leased to an affiliate of Reliant Care Group L.L.C. The facility was added to the master lease the Company assumed in December 2024 and increased Reliant Care Group’s annual rents by $0.6 million.

●	On August 5, 2025, the Company completed the acquisition for a skilled nursing facility with 80 licensed beds near McLoud, Oklahoma. The acquisition was for $4.25 million. The Company funded the acquisition utilizing cash from the condensed consolidated balance sheets. The initial annual base rents are $0.4 million dollars and subject to 3% annual rent increases. The initial term is 10 years and includes two 5-year extension options.

●	On August 29, 2025, the Company completed the acquisition for a healthcare facility comprised of 108 skilled nursing beds and 16 assisted living beds near Poplar Bluff, Missouri. The acquisition was for $5.3 million. The Company funded the acquisition utilizing cash from the condensed consolidated balance sheets. The initial annual base rents are $0.5 million dollars and subject to 3% annual rent increases. The property was assumed by the Reliant Care master lease and is subject to the terms of the master lease.

●	On November 10, 2025, the Company completed the acquisition for a skilled nursing facility with 60 licensed beds near Grove, Oklahoma. The acquisition was for $3.0 million. The Company will fund the acquisition utilizing cash from the condensed consolidated balance sheet. The initial annual base rents will be $0.3 million dollars and subject to 3% annual rent increases.

Financial results for the years ended December 31, 2025, and December 31, 2024 (see Non-GAAP Financial Measures reconciliation below):

●	FFO was $79.6 million and $60.2 million, respectively.
	●	FFO per share was $1.43 and $1.15, respectively.

●	AFFO was $72.5 million and $55.8 million, respectively.
	●	AFFO per share was $1.30 and $1.07, respectively.

●	Net income was $33.3 million and $26.5 million, respectively.

●	Rental income received was $155.0 million and $117.1 million, respectively.

Moishe Gubin, Chairman & CEO noted: “2025 was the best year Strawberry Fields has had since its inception 10+ years ago. The FFO growth remains consistently strong, in excess of 13%, and the Company’s footprint has continued to grow into new states and with new third-party operators. In 2026, the Company will continue to look for accretive deals, while maintaining its disciplined acquisition approach that has led to these strong results.”

Mr. Gubin Continued “I believe the investor public has begun to understand the strength of the senior housing real estate sector and I hope this coming year the Company’s stock price will continue to close the valuation gap with our peers and begin to reflect this strength.”

2025 Annual Results

Rental revenues: Rental revenues increased $37.9 million, or 32.4%, compared to fiscal year 2024. The year-over-year growth was primarily driven by $13.1 million in additional revenue associated with the new Kentucky Master Lease, as well as rents from the Company’s 2024 and 2025 acquisitions. These rents included the Missouri master lease with Reliant Care Group ($10.3 million), Tide Group master lease ($5.5 million), and the Kansas master lease ($2.8 million). The growth also reflects reimbursed property taxes from tenants.

Depreciation and Amortization: Depreciation expense increased $6.7 million, or 23.2%, compared to fiscal year 2024. The results were driven by the $87.5 Missouri acquisition in December 2024 and $112.1 million of new real estate investments acquired during 2025. Amortization expense increased $5.8 million, or 124.9%, primarily due to the amortization of an asset associated with the offsetting note payable for the re-tenanting of the properties under the Kentucky Master Lease.

General and Administrative Expense: General and administrative expenses increased $1.8 million, or 25.6%, compared to fiscal year 2024. The growth was primarily due to $1.7 million of higher payroll expenses from increased executive compensation and employee bonus costs.

Property and Other Taxes Expense: Property tax expenses increased $0.8 million, or 5.2%, compared to fiscal year 2024. This increase was driven primarily by higher property tax obligations, which rose as a result of approximately $0.8 million in new property taxes paid in 2025 from assets acquired during 2024.

Interest expense, net: Interest expense increased $16.0 million, or 49.1%, compared to fiscal year 2024. The increase was primarily driven by $9.3 million of higher bond interest expense from the issuance of a Bond Series B, $4.7 million of additional interest expense related to a note payable entered into during 2025, and $4.2 million of increased mortgage interest expense from a third commercial bank loan facility used to finance the 2024 acquisition of the Missouri facilities. These increases were offset by lower interest payments due to reductions in loan principal.

Net Income: The increase in net income from $26.5 million during the year ended December 31, 2024 to $33.3 million in the year ended December 31, 2025 is due to increased rental revenues which were offset by higher depreciation, amortization, property taxes, general and administrative and interest expenses.

2025 Year-End Earnings Call

On Friday, February 20th at 11:00 a.m. Eastern Time, the Company invites current and prospective investors to join the management team on a conference call/webcast to discuss the 2025 year-end results.

To access the conference call, please pre-register using this link. Registrants will receive confirmation with dial-in details.

A live webcast of the conference call can be accessed, on a listen-only basis, using this link.

A digital replay of the call will be available on our website at www.strawberryfieldsreit.com.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 143 healthcare facilities with an aggregate of 15,600+ beds, located throughout the states of Arkansas, Illinois, Indiana, Kansas, Kentucky, Missouri, Ohio, Oklahoma, Tennessee and Texas. The 143 healthcare facilities comprise 131 skilled nursing facilities, 10 assisted living facilities, and two long-term acute care hospitals.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Annual Report Form 10-K dated March 13, 2025, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

STRAWBERRY FIELDS REIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in $000’s, except share data)

(Unaudited)

	December 31,
	2025	2024
Assets
Real estate investments, net	$687,151	$609,058
Cash and cash equivalents	31,812	48,373
Restricted cash and equivalents	34,946	45,283
Straight-line rent receivable, net	34,804	27,702
Right of use lease asset	851	1,204
Goodwill, other intangible assets and lease rights	68,352	27,947
Deferred financing expenses	5,358	6,162
Notes receivable, net	20,821	16,585
Other assets	1,130	5,275
Total Assets	$885,225	$787,589

Liabilities
Accounts payable and accrued liabilities	$22,369	$18,718
Bonds, net	330,612	209,944
Notes payable	42,624	-
Senior debt	417,262	460,591
Operating lease liability	851	1,204
Other liabilities	20,983	13,561
Total Liabilities	$834,701	$704,018
Commitments and Contingencies (Notes 8 and 14)
Equity
Preferred stock, $.0001 par value, 100,000,000 shares authorized, no shares issued and outstanding	$-	$-
Common stock, $.0001 par value, 500,000,000 shares authorized, 13,257,425 and 12,062,309 shares issued and outstanding in 2025 and 2024	1	1
Additional paid in capital	18,554	16,535
Accumulated other comprehensive income	(7,682)	340
Retained earnings	1,233	1,292
Total Stockholders’ Equity	$12,106	$18,168
Non-controlling interest	$38,418	$65,403
Total Equity	$50,524	$83,571
Total Liabilities and Equity	$885,225	$787,589

STRAWBERRY FIELDS REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Amounts in $000’s, except share data)

(Unaudited)

	Year Ended December 31,
	2025	2024

Revenues
Rental revenues	$154,999	$117,058

Expenses:
Depreciation	$35,774	29,031
Amortization	10,475	4,657
General and administrative expenses	8,608	6,851
Property taxes	15,247	14,489
Facility rent expenses	609	727
Total expenses	$70,713	$55,755
Income from operations	84,286	61,303

Interest expense, net	$(48,612)	$(32,603)
Amortization of deferred financing costs	(804)	(657)
Mortgage insurance premium	(1,536)	(1,548)
Total interest expense	$(50,952)	$(34,808)
Other income (loss):
Foreign currency transaction gain	-	-
Other income/(loss)	(28)	10
Total other income/(loss)	(28)	10
Net income	$33,306	$26,505
Less:
Net income attributable to non-controlling interest	(25,731)	(22,410)
Net income attributable to common shareholders	7,575	4,095
Other comprehensive income:
Gain due to foreign currency translation	(34,837)	431
Comprehensive income attributable to non-controlling interest	26,815	(620)
Comprehensive income	$(447)	$3,906
Net income attributable to common stockholders	$7,575	$4,095
Basic and diluted income per common share	$0.60	$0.57

Weighted average number of common stock outstanding	12,696,831	7,124,158

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the years ended December 31, 2025 and 2024, to net income, the most directly comparable GAAP financial measure (in thousands):

FFO and AFFO:

	Year Ended December 31,
	2025	2024

Net income	$33,306	$26,505
Loss from real estate disposition	12	-
Depreciation and amortization	46,249	33,688
Funds from Operations	$79,567	$60,193
FFO per weighted average common share and OP units	1.43	1.15
Adjustments to FFO:
Straight-line rent	(7,102)	(4,368)
Funds from Operations, as Adjusted	$72,465	$55,825
Adjusted FFO per weighted average common share and OP units	1.30	1.07